Press

Release

mailto:mpatten@ctlc.com
Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA ANNOUNCES DISPOSITION OF FOURTEEN-PROPERTY INCOME PORTFOLIO FOR $51.6 MILLION

September 19, 2016 – DAYTONA BEACH, FLORIDA – Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced the completion of its previously-announced disposition of a portfolio of fourteen single-tenant income properties, which includes the Company’s nine Bank of America financial centers in Orange County, CA (the “Portfolio Sale”). The sales price for the Portfolio Sale was approximately $51.6 million, which price included the buyer’s assumption of the Company’s existing $23.1 million mortgage loan secured by the fourteen properties. The Portfolio Sale resulted in an estimated gain of approximately $11.1 million, or approximately $1.20 per share, after tax. The proceeds from the transaction are expected to be used for the recently reported Bloomin’ Brands, Inc. sale-leaseback and future acquisitions as part of one or more Section 1031 like-kind exchange transactions.

John P. Albright, President and Chief Executive Officer of the Company stated, “We are pleased to complete the disposition of this portfolio below a 5.00% cap rate, which is better than the disposition guidance given, while also harvesting significant value.”  Mr. Albright further noted, “The sale of this portfolio and its sizable gain unlocks value that we anticipate will be accretively reinvested at higher average yields.”

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including over 1.4 million square feet of income properties, as well as approximately 10,500 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentation, which has been updated for the results for quarter and six months ended June 30, 2016, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include uncertainties associated with the closing of pending transactions, the completion of 1031 transactions, the permitting processes for certain transactions, the availability of investment properties that meet the Company’s investment goals and criteria, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the Securities and Exchange Commission.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.